Exhibit 4.2

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES FILED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[●]	Issue Date: June 9, 2025

SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, as of June 9, 2025 (the “Issue Date”), WINDTREE THERAPEUTICS, INC., a Delaware corporation (hereinafter called the “Borrower” or “Company”), hereby promises to pay to the order of [●], or its registered assigns (the “Holder”), the principal amount of $[●] (the “Principal”), payable upon the earlier of the Maturity Date (as defined below) or upon prepayment, redemption or conversion of this Note as set forth herein and to pay interest (“Interest”), if applicable, on any outstanding Principal, in accordance with the terms hereof, from the date set out above as the Issue Date to, but not including, the date on which the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

From the Issue Date to, but not including, the Maturity Date (as defined below), the Company shall pay Interest on the Principal in cash or, at the Holder’s election for any Interest period beginning on the date that is six months from the Issue Date, by increasing the outstanding Principal in the aggregate principal amount of the Interest accrued for the applicable Interest period (such Interest paid pursuant to an increase in outstanding Principal, “PIK Interest”). Interest shall accrue hereunder at fourteen percent (14%) on the Principal per annum and shall be computed on the basis of a 360-day year and twelve 30-day months, compounding quarterly; provided, however, that the Interest for the first six months on the Principal shall accrue immediately and be guaranteed; and provided, further that, the rate of Interest shall increase in connection with each Event of Default (as defined below) immediately upon such Event of Default (without the necessity of the Holder to provide notice thereof) up to an interest rate of twenty-four percent (24%) and shall compound daily until such Event of Default is cured or the outstanding Principal and accrued but unpaid Interest is paid in full. Interest shall be payable quarterly in arrears on each September 15, December 15, March 15 and June 15, commencing on September 15, 2025, to the record holder of this Note at the close of business on the preceding September 1, December 1, March 1 and June 1 (whether or not such day is a Trading Day), respectively, and, if the Holder has not elected to receive a given payment of Interest as PIK Interest, then such payment in Interest shall be made by the Company in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. Accrued and unpaid Interest, if any, may also be paid, at the election of the Company, by way of inclusion of the Interest in the Conversion Amount (as defined in Section 3(b)(i)) on each (i) Conversion Date (as defined in Section 3(c)(i)) in accordance with Section 3(c)(i) or (ii) upon any Bankruptcy Event of Default redemption hereunder occurring prior to the Maturity Date.

The maturity date of this Note shall be the twelve (12) month anniversary of the Issue Date (the “Maturity Date”), and is the date upon which the Principal, as well as any accrued and unpaid Interest and other fees, shall be due and payable. Notwithstanding the foregoing, and for the avoidance of doubt, the Holder shall not be entitled to any payments of Principal or Interest until such time as the Company has repaid all outstanding obligations under that certain convertible promissory note by and between the Company and DFU, LLC dated June 6, 2025. This Note may be prepaid in whole or in part as explicitly set forth herein. All payments due hereunder (to the extent not converted into common stock of the Company, $0.001 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Note Purchase Agreement dated June 9, 2025 between the parties, pursuant to which this Note was originally issued (as amended and/or restated from time to time, the “Purchase Agreement”). The consideration delivered to the Borrower at the closing for the issuance of this Note is the delivery of $[●] of cash, as contemplated by the Purchase Agreement.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The Company hereby affirms all of its obligations to the Holder under all of the Transaction Documents (as defined in the Purchase Agreement) and agrees and affirms as follows: (i) that as of the Issue Date, the Company has performed, satisfied and complied in all material respects with all the covenants, agreements and conditions under each of the Transaction Documents to be performed, satisfied or complied with by the Company; (ii) that the Company shall continue to perform each and every covenant, agreement and condition set forth in each of the Transaction Documents and this Note, and continue to be bound by each and all of the terms and provisions thereof and hereof; (iii) that as of the Issue Date, no default or Event of Default has occurred or is continuing under the Purchase Agreement, the Note or any other Transaction Documents, and no event has occurred that, with the passage of time, the giving of notice, or both, would constitute a default or an Event of Default under the Purchase Agreement, the Note or any other Transaction Documents; and (iv) that as of the Issue Date, no event, fact, or other set of circumstances has occurred which could reasonably be expected to have, cause, or result in a Material Adverse Effect. “Material Adverse Effect” means any effect on the business, operations, properties, or financial condition of the Company and/or its Subsidiaries that is material and adverse to the Company and/or such Subsidiaries and/or any condition, circumstance, or situation that prohibits or otherwise materially interferes with the ability of the Company and/or its subsidiaries to enter into and/or perform its obligations under any Transaction Document.

The Company hereby acknowledges, represents, warrants and confirms to the Holder that: (i) each of the Transaction Documents executed by the Company are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and (ii) no oral representations, statements, or inducements have been made by Holder, or any agent or representative of Holder, with respect to this Note, any other Note, the Purchase Agreement, and all other Transaction Documents.

The following additional terms shall also apply to this Note:

ARTICLE I

CONVERSION RIGHTS

1.1         Conversion Right. The Holder shall have the right at any time, and from time to time, on or after the Issue Date until the complete satisfaction by the Borrower of all amounts owed under this Note to convert all or any part of the outstanding and unpaid Principal, Interest, fees, or any other obligation owed pursuant to this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Rate (as defined below) (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the Conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (the “Ownership Limitation”), provided that, the Holder may increase the Ownership Limitation up to 9.99% at its sole discretion upon sixty-one (61) days prior written notice to the Company. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The number of shares of Common Stock to be issued upon each Conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) (the numerator) by the applicable Conversion Price then in effect on the date specified in the notice of conversion (the denominator) (the “Conversion Rate”), in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Company by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 8:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any Conversion of this Note, the sum of (1) the Principal to be converted in such Conversion plus (2) at the Holder’s option, accrued and unpaid Interest, if any, on such Principal at the interest rates provided in this Note to the Conversion Date. The term “Conversion Price” means, as of any Conversion Date or other date of determination, $0.587 subject to adjustment as provided herein.

1.2         Conversion Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Borrower shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with this Note.

1.3         Authorized Shares. The Borrower covenants that during the period the Conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note issued pursuant to the Purchase Agreement. The Borrower is required at all times to have authorized and reserved one time (1x) the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time) (the “Reserved Amount”). The Borrower represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which this Note shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note. The Borrower (i) represents that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

Borrower’s failure to maintain or to replenish the Reserved Amount within two (2) business days of a request of the Holder, shall be an Event of Default under this Note.

1.4         Method of Conversion.

(a)    Mechanics of Conversion. Subject to Section 1.1, this Note may be converted by the Holder in whole or in part at any time from time to time on or after the Issue Date, by (i) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 8:00 p.m., New York, New York time) and (ii) subject to Section 1.4(b), surrendering this Note at the principal office of the Borrower.

(b)    Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid Principal is so converted. The Holder and the Borrower shall maintain records showing the Conversion Amounts so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Holder shall, prima facie, be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal represented by this Note may be less than the amount stated on the face hereof.

(c)    Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates (or electronic shares via DWAC transfer, at the option of Holder) for the Common Stock issuable upon such conversion within one (1) business day after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid Principal, surrender of this Note) in accordance with the terms hereof.

(d)    Obligation of Borrower to Deliver Common Stock. Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding Principal and the amount of accrued and unpaid Interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Borrower before 8:00 p.m., New York, New York time, on such date.

(e)    Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC (as designated by the Holder in a Notice of Conversion) through its Deposit Withdrawal At Custodian (“DWAC”) system.

(f)    Failure to Deliver Common Stock Prior to Delivery Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline the Borrower shall pay to the Holder $2,000.00 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock until the Borrower issues and delivers a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (under Holder’s and Borrower’s expectation that any damages will tack back to the Issue Date). Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the Principal, in which event Interest shall accrue thereon in accordance with the terms of this Note and such additional Principal shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1.4(f) are justified.

(g)    Rescindment of a Notice of Conversion. If (i) the Borrower fails to respond to Holder within one (1) business day from the Conversion Date confirming the details of Notice of Conversion, (ii) the Borrower fails to provide any of the shares of the Borrower’s Common Stock requested in the Notice of Conversion within one (1) business day from the date of receipt of the Note of Conversion, (iii) the Holder is unable to procure a legal opinion required to have the shares of the Borrower’s Common Stock issued unrestricted and/or deposited to sell for any reason related to the Borrower’s standing, (iv) the Holder is unable to deposit the shares of the Borrower’s Common Stock requested in the Notice of Conversion for any reason related to the Borrower’s standing, (v) at any time after a missed Deadline, at the Holder’s sole discretion, or (vi) if there is a trading restriction on the Common Stock on the day of or any day after the Conversion Date, the Holder maintains the option and sole discretion to rescind the Notice of Conversion with a “Notice of Rescindment.”

1.5         Concerning the Shares. Until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE OR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the 1933 Act, which opinion shall be reasonably accepted by the Company so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that the Company does not accept the opinion of counsel provided by the Holder with respect to the transfer of securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, and the does not provide a suitable replacement opinion to the Holder within two (2) business days, it will be considered an Event of Default pursuant to Section 3.2 of the Note.

1.6         Effect of Certain Events.

(a)    Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either: (i) be deemed to be an Event of Default (as defined in Article III), if this Note is not retired and paid in full by the Borrower within ten (10) days of the first public announcement of such corporate transaction, pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b)    Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)    Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d)    Adjustment Due to Dilutive Issuance. If, at any time when this Note is issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for an effective consideration per share less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance, subject to the Holder’s other rights under Section 1.2 to select its Conversion Price. Notwithstanding the foregoing, any issuance of Common Stock of the Company under an “equity line” of securities financing agreement that was initially executed prior to the Issue Date or within the three (3) weeks after the Issue Date by the Company and Seven Knots, LLC shall not constitute a Dilutive Issuance or constitute Events of Default under this Note.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

For the avoidance of doubt, notwithstanding any other terms of this Note, if, at any time when this Note is issued and outstanding, the Borrower issues or sells any shares of Common Stock under an “equity line” common stock purchase agreement, or other agreement similar in function thereto, with the Borrower or other investor, for a purchase price per share less than the Conversion Price in effect on the date of such issuance of such shares of Common Stock, then such issuance shall constitute a Dilutive Issuance and the Conversion Price will be reduced to the amount of the purchase price per share received by the Borrower in such Dilutive Issuance, subject to the Holder’s other rights under Section 1.2 to select its Conversion Price.

(e)    Purchase Rights. If, at any time when any Notes are issued and outstanding, the Borrower issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)    Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, or under Section 1.2 (regarding stock splits, combinations, etc.), the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note.

1.7         Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then quoted, listed or traded, in no event shall the Borrower issue upon conversion of or otherwise pursuant to this Note more than the maximum number of shares of Common Stock that the Borrower can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the “Maximum Share Amount”), subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. Once the Maximum Share Amount has been issued, if the Borrower fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Borrower or any of its securities on the Borrower’s ability to issue shares of Common Stock in excess of the Maximum Share Amount, in lieu of any further right to convert this Note, this will be considered an Event of Default under Section 3.2 of the Note.

1.8         Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates or transmission of such shares pursuant to Section 1.4(e) for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if this Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion default payments pursuant to Section 1.3 to the extent required thereby for such Conversion default and any subsequent Conversion default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 1.2) for the Borrower’s failure to convert this Note.

1.9         Prepayment. The Borrower may prepay the amounts outstanding hereunder, in whole or in part, in cash upon ten (10) business days written notice to the Holder subject to the Holder's conversion rights during such notice period, as follows: (i) within thirty (30) days of the Issue Date, in an amount equal to one hundred percent of the then outstanding Principal plus accrued plus unpaid Interest on the unpaid Principal to the date of prepayment and (ii) at all times thereafter, in an amount equal to one hundred ten percent (110%) of the then outstanding Principal plus accrued plus unpaid Interest on the unpaid Principal to the date of prepayment.

ARTICLE II

CERTAIN COVENANTS

2.1         Section 3(a)(9) or 3(a)(10) Transaction. So long as this Note is outstanding, the Borrower shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, either Section 3(a)(9) of the 1933 Act (a “3(a)(9) Transaction”) or Section 3(a)(10) of the 1933 Act (a “3(a)(10) Transaction”). In the event that the Borrower does enter into, or makes any issuance of Common Stock related to a 3(a)(9) Transaction or a 3(a)(10) Transaction while this Note is outstanding, a liquidated damages charge of 25% of the outstanding Principal balance of this Note, but not less than Fifteen Thousand Dollars ($15,000.00), will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.

2.2         Preservation of Existence, etc. The Borrower shall maintain and preserve, and cause each of its subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

2.3         Non-circumvention. The Borrower hereby covenants and agrees that the Borrower will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder.

2.4         Registration Rights. The Holder is entitled to certain registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as set forth in the Purchase Agreement.

2.5         Variable Rate Transactions. The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the Holder, it will not, for until the earlier of the Maturity Date or the prior redemption, conversion or repayment of this Note in full, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company at a conversion, exchange or exercise price that is variable and not subject to a floor price equal to fifty percent (50%) of the market price of such underlying shares of capital stock at the time of such offer, sale, contract, grant or other disposition.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following shall each constitute an “Event of Default” with no right to notice or the right to cure except as specifically stated:

3.1         Failure to Pay Principal or Interest. The Borrower fails to pay the Principal hereof or Interest thereon when due on this Note, whether at the Maturity Date, or upon any granted optional prepayment date, upon acceleration or otherwise.

3.2         Conversion and the Shares. The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the Conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for two (2) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of the Borrower to remain current in its obligations to its transfer agent. It shall be an “Event of Default” of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by the Borrower to the Holder within forty-eight (48) hours of a demand from the Holder.

3.3         Breach of Agreement. The Borrower breaches any covenant or other term or condition contained in this Note or in any of the Transaction Documents, including but not limited to the Purchase Agreement.

3.4         Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made.

3.5         Receiver or Trustee. The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6         Judgments. If any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $50,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

3.7         Bankruptcy; Liquidation. (i) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company or the Borrower admits in writing its inability to pay its debts generally as they mature, or have filed against it an involuntary petition for bankruptcy; or (ii) any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business occurs.

3.8         Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on the NASDAQ stock market.

3.9         Failure to Comply with the Exchange Act. The Borrower shall fail to timely comply with the reporting requirements of the 1934 Act (including but not limited to becoming delinquent in its filings); and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act; and/or the Borrower shall not have publicly available all information required by paragraph (b) of Rule 15c2-11 of the Exchange Act (as effective on September 26, 2021), as amended, such that brokers or dealers attempting to publish any quotation for the Common Stock or, directly or indirectly, to submit any such quotation for publication, shall be able to comply with Rule 15c2-11(a).

3.10         DTC. In the event that the Company (i) loses its ability to deliver shares via “DWAC/FAST” electronic transfer, or (ii) loses its stats as “DTC Eligible.”

3.11         Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.12         Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future) or any disposition or conveyance of any material asset of the Borrower.

3.13         Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.14         Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Transfer Agent Instruction Letter in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.15         Cessation of Trading. Any cessation of trading of the Common Stock on the NASDAQ stock market, and such cessation of trading shall continue for a period of five consecutive (5) Trading Days.

3.16         Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach, non-compliance, or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder. For the avoidance of doubt, Other Agreements shall include, without limitation, the Purchase Agreement. Any loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

3.17         Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

3.18         Reverse Splits. The Borrower effectuates a reverse split of its Common Stock.

3.19         Unavailability of Rule 144. If, at any time on or after the Issue Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Borrower’s transfer agent in order to facilitate the Holder’s conversion of any portion of the Note into free trading shares of the Borrower’s Common Stock pursuant to Rule 144, and (ii) thereupon deposit such shares into the Holder’s brokerage account.

Upon the occurrence of any Event of Default specified above, the Note shall become immediately due and payable and the Holder may require the Borrower to redeem all or any portion of the Note at any time after the Event of Default by delivering written notice of such election, and such amount of the Note subject to redemption shall be equal to (x) 110% (which percentage shall increase by 5% for each additional Event of Default that occurs following the initial Event of Default) of the then outstanding Principal of this Note plus (y) accrued and unpaid Interest on the unpaid Principal to the date of payment on the amounts referred to in clauses (x) and/or (y) plus (z) any amounts owed to the Holder pursuant to Section 1.4(f) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Amount”). To the extent redemptions required by this Article 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

The Holder shall have the right at any time, to require the Borrower to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect, subject to the terms of this Note. This requirement by the Borrower shall automatically apply upon the occurrence of an Event of Default without the need for any party to give any notice or take any other action.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Borrower for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

ARTICLE IV

MISCELLANEOUS

4.1         Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2         Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be delivered as contemplated by the notice provisions under Section 9(g) of the Purchase Agreement.

4.3         Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.

4.4         Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower shall not assign this Note or any rights or obligations hereunder without the prior written consent of the Holder. Notwithstanding anything in this Note to the contrary, (i) this Note may be pledged as collateral in connection with a bonafide margin account or other lending arrangement, and (ii) the Holder may assign this Note and any rights hereunder without the prior written consent of the Borrower. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

4.5         Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6         Governing Law; Dispute Resolution. This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. THE COMPANY AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE. Each party hereby irrevocably submits that any dispute, controversy or claim arising out of or relating to this Note, shall be submitted to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7         Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid Interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty.

4.8         Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

4.9         Notice of Corporate Events. Except as otherwise provided in this Note, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.9 including, but not limited to, name changes, recapitalizations, etc. as soon as possible under law.

4.10         Usury. If it shall be found that any Interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Borrower covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any usury law that would prohibit or forgive the Borrower from paying all or a portion of the Principal or Interest on this Note.

4.11         Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required. No provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the Principal of, and Interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

4.12         Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

*** signature page follows ***

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer as of the Issue Date.

COMPANY:

Windtree Therapeutics, Inc.

By:
Name:	Jed Latkin
Title:	President and Chief Executive Officer

Acknowledged and Accepted by:
HOLDER:

By:
Name:
Title

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert $                               principal amount of the Note (defined below) together with $                               of accrued and unpaid interest thereto, totaling $                               into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Windtree Therapeutics, Inc., a Delaware corporation (the “Borrower”), according to the conditions of the senior unsecured convertible note of the Borrower dated as of June 9, 2025 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ]          The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal At Custodian system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

[ ]          The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: [NAME]

Address: [ADDRESS]

Date of Conversion:

Applicable Conversion Price: $

Number of Shares of Common Stock to be Issued

Pursuant to Conversion of the Notes:

Amount of Principal Balance Due remaining

Under the Note after this conversion:

Accrued and unpaid interest remaining:

[HOLDER]

By:

Name: [NAME]

Title: [TITLE]

Date: [DATE]